EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-64493, 333-124030, 333-124031 and 333-151024 on Form S-8 of CSP Inc. of our report dated January 13, 2012, relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-K of CSP Inc. for the year ended September 30, 2011.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts
January 13, 2012